Exhibit (l)(3)

February 17, 2010

Western Asset Mortgage Defined Opportunity Fund Inc.
55 Water Street
New York, New York 10041

Ladies and Gentlemen:

We have acted as counsel to Western Asset Mortgage Defined Opportunity Fund Inc., a Maryland corporation (the “Fund”), in connection with the offer and sale (the “Offering”) of up to 50,000,000 shares of common stock, par value $0.001 per share of the Fund (the “Common Stock”), which will be offered pursuant to a prospectus (including the statement of additional information incorporated by reference therein) (the “Prospectus”) contained in a registration statement on Form N-2 (File Nos. 333-163711 and 811-22369) filed by the Fund under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (as such registration statement may be amended and, together with any registration statement related thereto filed pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”).

We have examined the Registration Statement; the Fund’s preliminary prospectus (including the statement of additional information incorporated by reference therein) included in Pre-Effective Amendment No. 2 as filed by the Fund under the Securities Act and the 1940 Act (the “Preliminary Prospectus”) on February 3, 2010; the Fund’s Prospectus to be filed by the Fund pursuant to Rule 497(h) of the rules and regulations of the Securities and Exchange Commission under the Securities Act; the Amended and Restated Limited Partnership Agreement of the RLJ Western Asset Public/Private Master Fund, L.P., a Delaware limited partnership (the “Master Fund”), dated November 5, 2009; and the Amended and Restated Agreement of Limited Partnership of the RLJ Western Asset Public/Private Collector Fund, L.P., a Delaware limited partnership (the “Feeder Fund”), dated November 5, 2009.

In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have relied on the representations and warranties set forth therein as to factual matters (but not as to any conclusions of law), and we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that the statements in the Prospectus and the Registration Statement concerning the Fund’s investments, activities, operations and governance are true, complete and correct and will remain true, complete and correct at all times up to and including the effective date of the Registration Statement.  If any of the statements contained therein is inaccurate, the opinion expressed herein may by inapplicable.

As described in the Prospectus and the Registration Statement, the Fund will invest in mortgaged-backed securities (“MBS”), consisting primarily of non-agency residential mortgage-backed securities and commercial mortgage-backed securities directly, and indirectly through a separate public-private investment fund formed in connection with the Legacy Securities Public-Private Investment Program (“PPIP”) established by the United States Department of the Treasury (the “Treasury”).  The Fund will invest indirectly through a separate investment as a limited partner in the Feeder Fund.  The Feeder Fund will invest substantially all of its assets available for investment alongside the Treasury in the Master Fund that has been organized to invest directly in MBS and other assets eligible for purchase under the PPIP.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative interpretations, and judicial precedents as of the date hereof.  If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances concerning the Fund, the opinion expressed herein may become inapplicable.

Based solely upon the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated herein, we are of the opinion that, for purposes of qualifying as a regulated investment company (“RIC”) under Section 851(b)(3) of Code, the Fund should be treated as if it directly invested in the assets that are held by the Master Fund.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1.               Our opinion is based upon our interpretation of the current provisions of the Code and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. There is no statutory, judicial or administrative authority directly on point that addresses the application of Section 851(b)(3) of the Code to the Fund and its indirect interest in the Master Fund.  The Internal Revenue Service (“IRS”) could take positions concerning the conclusions set forth herein that are different from those described in this opinion and, if litigated, a court could sustain any such positions taken by the IRS.

2.               The Fund’s qualification and taxation as a RIC under the Code depends upon the Fund’s ability to satisfy through actual operations the applicable asset composition, source of income, distribution, and other requirements of the Code necessary to qualify and be taxed as a RIC, which operations will not be reviewed by special counsel.

3.               The foregoing opinion is based upon the proposed method of operation of the Fund as described in the Prospectus and the representations and covenants set forth in the documents described herein.  We undertake no obligation to review at any time in the future either the Fund’s operations or its compliance with such representations and covenants and, consequently, no assurance can be given that the Fund will satisfy the requirements of the Code necessary to qualify or be taxed as a RIC for any particular taxable year.  Further, we assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

4.               In the event any one of the statements, representations, warranties, covenants, or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and if so may not be relied on.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Offering under any state, local or foreign law, or with respect to other areas of United States federal taxation.  We do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion letter is rendered to you in connection with the above-described transaction.  This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit (l)(3) to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP